Exhibit 99.1

Capital Title Group, Inc. 14648 North Scottsdale Road, Suite 125 Scottsdale, Arizona 85254 Tel 480-624-4200 Fax 480-624-4201 www.capitaltitlegroup.com Nasdaq: CTGI

NEWS RELEASE	For Further Information Contact: Mark C. Walker, COO Capital Title Group, Inc. (480) 624-4200 mwalker@capitaltitlegroup.com
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman The Miller Group (800) 264-1870 ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS STRONG RESULTS

IN THIRD QUARTER AND FOR NINE-MONTH PERIOD

3rd Quarter - Earnings Increased 32%

9-Months - Earnings Increased 49%

SCOTTSDALE, ARIZONA, October 24, 2005 — Capital Title Group, Inc. (Nasdaq: CTGI) — named for a second consecutive year in FORTUNE’S 100 Fastest Growing Companies in America in 2005 – is a national provider of title, appraisal and other transaction services to the real estate and mortgage lending industries. Reporting results for the third quarter and nine-month period ended September 30, 2005, the company announced today it had reached a new record level for revenue and net income compared to prior years.

Earnings for the third quarter ended September 30, 2005, increased 32% to $7.0 million, or $.28 per diluted share compared to earnings of $5.3 million or $.23 per diluted share for the third quarter ended September 30, 2004. Revenue during the third quarter of 2005 increased $18.0 million to $97.1 million, an increase of 23% over revenue of $79.1 million in the third quarter of 2004. The third quarter results include a reduction to revenue of approximately $1.1 million related to a change in accounting for flood zone determinations provided through the company’s lender services segment. This change resulted in a reduction of earnings per diluted share of approximately $.03 in the third quarter.

For the nine-month period ended September 30, 2005, earnings increased 49% to $16.0 million, or $.66 per diluted share compared to earnings of $10.7 million or $.49 per diluted share for the nine-month period ended September 30, 2004. Revenue for the nine-month period ended September 30, 2005, was $282.2 million, an increase of 34% over revenue of $210.2 million in the same 2004 period.

“Capital Title’s third quarter results demonstrate the continued growth of our traditional title and escrow services within the markets we already serve. These are gratifying results as we move forward on our growth strategy designed to enhance our national platform,” said Donald R. Head, chairman, president and chief executive officer.

more…

Capital Title Group Reports Strong Results in Third Quarter and for Nine-Month Period

3rd Quarter - Earnings increased 32%

9-Months - Earnings increased 49%

October 24, 2005

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services Corporation, Nationwide TotalFlood Services, Inc., NAC1031 Exchange Services, 1031 ExchangePoint, Inc. and AdvantageWare – with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California, Nevada, New York, Pennsylvania and Texas through United Capital Title Insurance Company. The combined companies have in excess of 2,600 employees.

Visit our web sites for more information on the Company and its subsidiaries:

www.capitaltitlegroup.com	www.capitaltitle.com	www.newcenturytitle.com
www.nationwide-totalflood.com	www.landtitlenv.com	www.firstcal.com
www.nationwidesolution.com	www.unitedtitle.com	www.nascopgh.com
www.awiware.com	www.nac1031.com	www.1031exchangepoint.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

Capital Title Group Reports Strong Results in Third Quarter and for Nine-Month Period

3rd Quarter - Earnings increased 32%

9-Months - Earnings increased 49%

October 24, 2005

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2005	2004	2005	2004
	(in thousands, except per share data)
Revenue	$97,107	$79,070	$282,170	$210,155
Expenses	84,188	69,897	252,522	190,725

Income before income taxes	12,919	9,173	29,648	19,430
Income tax expense	5,520	3,488	12,596	7,642

Net income	7,399	5,685	17,052	11,788
Dividends on preferred stock	353	353	1,048	1,052

Earnings attributable to common stock	$7,046	$5,332	$16,004	$10,736

Net Income per common share:
Basic	$0.32	$0.25	$0.73	$0.54
Diluted	$0.28	$0.23	$0.66	$0.49
Weighted average number of common shares outstanding
Basic	22,343,756	21,307,906	21,978,428	20,039,866
Diluted	24,820,795	23,127,132	24,352,314	21,782,955

# # #